Form 4 Joint Filer Information

Name:	Armistice Capital Master Fund, Ltd.
Address:	510 Madison Avenue 7th Floor New York, NY 10022
Date of Event Requiring Statement:	08/04/2021

Name:	Steven Boyd
Address:	510 Madison Avenue 7th Floor New York, NY 10022
Date of Event Requiring Statement:	08/04/2021